EXHIBIT 99.1

Bruce Cohenour Resigns From Senior Executive Role at Hooker Furniture

MARTINSVILLE, Va., Nov. 26, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) announced that Bruce Cohenour has resigned from his position of President of Hooker Furniture Casegoods, effective November 30, 2010.

After 12 years as a sales representative in Northern Texas and Oklahoma, Cohenour joined the Hooker Furniture management team in 2007 as senior vice president of national accounts and business development. In 2009, he was promoted to executive vice president of marketing, and was named president of Hooker Casegoods earlier this year.

"Although we are disappointed to see Bruce leave, we accept his decision and are extremely appreciative of his contributions at every level," said Paul B. Toms Jr., Chairman and Chief Executive Officer. "Under his leadership, we have re-positioned and strengthened the product line, opened multiple Top 100 retailers and developed many of the future leaders of the company. He has been a joy to work with and we wish him well in his future endeavors."

Said Cohenour, "I have the highest regard for Hooker Furniture and its people, and cherish the friendships and relationships built there over the last 16 years. I'm gratified to have played a role in positioning the company well for both near and long-term success."

Cohenour's future career plans are undetermined, but he said he intends to remain in the furniture industry.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

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CONTACT:  Hooker Furniture Corporation
          Paul Toms, chairman and chief executive officer
          276. 632.2133